EXHIBIT 11

                               TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

                                               Total       Three Months     Nine Months
                                               Number           Ended           Ended
                                              Of Shares   Sept. 30, 2002   Sept. 30, 2002
                                            -----------    -------------    -------------

Outstanding shares as of January 1, 2002    136,895,987     136,895,987      136,895,987

Issuance of common shares on 1/03/02         10,000,000      10,000,000        9,926,740

Sale of common shares on 2/20/02              2,320,754       2,320,754        1,895,707

                                            -----------     -----------      -----------

Total Weighted Average Shares Outstanding   149,216,741     149,216,741      148,718,434
                                            ===========     ===========      ===========


Net Loss                                                    $  (216,672)     $(1,351,605)
                                                            ============     ============
Net Loss per common share (1)                               $    (0.001)     $    (0.009)



(1) The effect of common stock options and warrants are excluded from diluted earnings per share as their inclusion would be anti-dilutive for the three month and nine month periods ended September 30, 2002.